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                                                                     Exhibit 4.4

                        [BIOMUNE CORPORATION LETTERHEAD]

                                  June 13, 2001


Mr. Ramon Georgis
250 E. Church
Elmhurst, IL 60126

Dear Ramon:

    This letter sets forth the terms whereby Biomune Systems, Inc., a Nevada corporation ("Biomune"), agrees to retain Ramon Georgis to act as consultant and advisor to Biomune in the capacity as an agricultural research advisor for crop nutrition management. In exchange for your services, Biomune shall deliver to you 6,000 shares of Common Stock of Biomune, par value $0.0001 per share, (the "Shares"), which will be duly authorized, legally and validly issued and outstanding, fully paid, non-assessable and registered pursuant to the Securities Act of 1933, as amended. The Shares will be issued to you upon an effective registration statement and adjusted to maintain value.

    In exchange for the Shares, you shall provide to Biomune agricultural analysis on a wide variety of field trials, along with any other activities or services requested by Biomune relating to the field of agriculture.

    If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below and deliver a copy of this letter as provided for herein, whereupon this letter shall represent a binding agreement between us.

                                                  Very truly yours,

                                                  BIOMUNE SYSTEMS, INC.


                                                  By:
                                                     ---------------------------
                                                     Name: Larry Koskan
                                                     Title: President and CEO

Accepted and agreed to
as of the date first
above written:

---------------------------------
Ramon Georgis